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                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                     FORM 15

CERTIFICATION AND NOTICE OF TERMINATION OF REGISTRATION UNDER SECTION 12(g) OF THE SECURITIES EXCHANGE ACT OF 1934 OR SUSPENSION OF DUTY TO FILE REPORTS UNDER SECTIONS 13 AND 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934.

                                                  Commission File Number 0-27499

                             VITAMINSHOPPE.COM, INC.
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             (Exact name of registrant as specified in its charter)

          501 Penhorn Avenue, Secaucus, New Jersey 07094 (888) 634-8555
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  (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                 Class A common stock, par value $0.01 per share
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               (Title of each of securities covered by this Form)

                                      None
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   (Title of all other classes of securities for which a duty to file reports under section 13(a) or 15(d) remains)

         Please place an X in the box(es) to designate the appropriate rule provision(s) relied upon to terminate or suspend the duty to file reports:

         Rule 12g-4(a)(1)(i)   |X|*             Rule 12h-3(b)(1)(i)       |X|*
         Rule 12g-4(a)(1)(ii)  [ ]              Rule 12h-3(b)(1)(ii)      [ ]
         Rule 12g-4(a)(2)(i)   [ ]              Rule 12h-3(b)(2)(i)       [ ]
         Rule 12g-4(a)(2)(ii)  [ ]              Rule 12h-3(b)(2)(ii)      [ ]
                                                Rule 15d-6                [ ]

     Approximate number of holders of record as of the certification or notice
date:    None
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*VitaminShoppe.com was merged with and into Vitamin Shoppe Industries Inc. on
April 12, 2001.

         Pursuant to the requirements of the Securities Exchange Act of 1934, VitaminShoppe.com, Inc. has caused this certification/notice to be signed on its behalf by the undersigned duly authorized person.

Date:  April 12, 2001             By:  /s/ Jeffrey J. Horowitz
                                       -----------------------------------------
                                  Name:  Jeffrey J. Horowitz
                                  Title: President and Chief Executive Officer